Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-214531, 333-211178, and 333-183355) and on Forms S-8 (Nos. 333-181165, 333-191418, and 333-210281) of Preferred Apartment Communities, Inc. of our report dated February 7, 2017 relating to the Statement of Revenues and Certain Expenses for the year ended December 31, 2015 of City Vista which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed with the Securities and Exchange Commission on February 7, 2017 . We also consent to the reference to us under the heading "Experts" in such Registration Statements.

/s/ Moore, Colson & Company, P.C.
Marietta, GA
February 7, 2017